EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Wireless Ronin Technologies, Inc., appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

September 3, 2009
Minneapolis, Minnesota